Exhibit 99

CACI Reports Results for Its Fiscal 2023 First Quarter and Reaffirms Fiscal Year Guidance

Revenues of $1.6 billion, 8% YoY growth

Net income of $89.1 million and Diluted EPS of $3.76

Adjusted net income of $103.3 million and Adjusted diluted EPS of $4.36

RESTON, Va.--(BUSINESS WIRE)--October 26, 2022--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal first quarter ended September 30, 2022.

John Mengucci, CACI President and Chief Executive Officer, said, “Our first quarter results are a great start to fiscal year 2023. We delivered strong revenue growth, profitability, and cash flow. We continue to successfully execute our strategy and invest ahead of customer need, demonstrated by our strong awards, large and growing backlog, and healthy pipeline of opportunities. We remain confident in our ability to deliver long-term growth, margin expansion, strong cash flow, and shareholder value.”

First Quarter Results

(in millions, except earnings per share and DSO)	Three Months Ended
	9/30/2022	9/30/2021	% Change
Revenues	$1,605.8	$1,490.9	7.7%
Income from operations	$132.8	$127.0	4.5%
Net income	$89.1	$88.1	1.2%
Adjusted net income, a non-GAAP measure[1]	$103.3	$101.1	2.2%
Diluted earnings per share	$3.76	$3.70	1.6%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.36	$4.24	2.8%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$170.0	$160.9	5.7%
Net cash provided by operating activities excluding MARPA[1]	$142.9	$174.5	-18.1%
Free cash flow, a non-GAAP measure[1]	$130.2	$164.3	-20.8%
Days sales outstanding (DSO)[2]	48	52
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

The DSO calculations for three months ended September 30, 2022 and 2021 exclude the impact of the Company’s Master Accounts Receivable Purchase Agreement (MARPA), which was 8 days and 9 days, respectively.

Revenues in the first quarter of fiscal year 2023 increased 8 percent year-over-year, driven by 4 percent organic growth as well as acquisitions completed within the prior 12 months. The increase in income from operations was driven by higher revenue and gross profit. Diluted earnings per share and adjusted diluted earnings per share increased due to higher income from operations and a lower tax rate, partially offset by higher interest expense.

First Quarter Contract Awards

Contract awards in the first quarter totaled $3.2 billion, with more than 80 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  CACI was awarded Wave 1 of the Enterprise IT as a Service (EITaaS) blanket purchase agreement by the U.S. Air Force valued at $5.7 billion over a 10-year period of performance. CACI recognized approximately $2 billion in first quarter awards and backlog. EITaaS Wave 1 will shift the Air Force from an in-house, base-centric, capabilities-based IT delivery model to an enterprise service delivery model to deliver secure, high-quality, cost-effective services that enable mission success and improve the end-user experience.
  CACI was awarded a $174 million contract to provide the U.S. Navy Military Sealift Command (MSC) with mission expertise and innovative solutions for enhancing naval ship machinery, systems, equipment, and structural performance while reducing costs.
  CACI was awarded a sole source contract with the U.S. Navy potentially worth up to $100 million to support the Navy’s intelligence missions.
  CACI was awarded a $54.6 million contract to support U.S. Army Futures Command (AFC) to provide mission expertise to the Assured Positioning, Navigation, Timing, and Space (APNT/Space) Cross Functional Team (CFT) for the U.S. Army Futures Command (AFC) at the Redstone Arsenal in Huntsville, Alabama. CACI will provide expertise to identify cost-effective opportunities to assist APNT/Space CFT in fulfilling its mission of identifying and performing transformational research and development to further Army modernization priorities and national security needs. This new work also represents strategic growth in the expanding Huntsville region.

Total backlog as of September 30, 2022 was $24.9 billion compared with $23.9 billion a year ago, an increase of 4 percent. Funded backlog as of September 30, 2022 was $3.7 billion compared with $3.5 billion a year ago, an increase of 6 percent.

Additional Highlights

  CACI announced that Executive Vice President (EVP) Tom Mutryn will retire as the company's Chief Financial Officer (CFO) and Treasurer after more than 16 years of service. Effective November 1, 2022, Jeff MacLauchlan will assume the role of EVP, CFO, and Treasurer of CACI as a named executive officer. Mutryn will continue in his role as an EVP to assist with the transition until his retirement date on January 9, 2023.
  CACI was selected by the Department of Defense to receive a prestigious Nunn-Perry Award for excellence in the DoD Mentor Protégé Program. This honor recognized CACI's collaboration with its small business partner, CDIT, a small, disadvantaged business located in Louisiana that provides full-scale information technology and management services with a focus on software development competency.
  CACI has partnered with the Alabama School of Cyber Engineering and Technology (ASCTE) Foundation in support of a residential magnet high school in Huntsville dedicated to enabling and advancing education in cyber technology and engineering to students across the state. Working with the ASCTE Foundation, CACI furthers its commitment to developing a robust talent pipeline of skilled scientists and engineers by preparing the nation's next generation of innovators for careers in national security. CACI will provide internship and mentorship opportunities, curriculum development, guest instructors, and career coaching to all students.

Reaffirming Fiscal Year 2023 Guidance

The table below summarizes our fiscal year 2023 guidance and represents our views as of October 26, 2022.

(in millions, except earnings per share)
Fiscal Year 2023 Guidance
Revenues	$6,475 - $6,675
Adjusted net income, a non-GAAP measure[1]	$420 - $440
Adjusted diluted earnings per share, a non-GAAP measure[1]	$17.65 - $18.49
Diluted weighted average shares	23.8
Free cash flow, a non-GAAP measure[2]	at least $415
(1)

Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2023 free cash flow guidance assumes Section 174 of the Tax Cuts and Jobs Act of 2017 will be deferred, modified or repealed. CACI currently estimates that, if not deferred, modified or repealed, fiscal year 2023 Free cash flow would be reduced by approximately $95 million. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, October 27, 2022 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	9/30/2022	9/30/2021	% Change
Revenues	$1,605,759	$1,490,898	7.7%
Costs of revenues:
Direct costs	1,055,772	974,171	8.4%
Indirect costs and selling expenses	382,081	357,106	7.0%
Depreciation and amortization	35,103	32,592	7.7%
Total costs of revenues:	1,472,956	1,363,869	8.0%
Income from operations	132,803	127,029	4.5%
Interest expense and other, net	16,193	10,398	55.7%
Income before income taxes	116,610	116,631	0.0%
Income taxes	27,485	28,522	-3.6%
Net income	$89,125	$88,109	1.2%

Basic earnings per share	$3.81	$3.74	1.9%
Diluted earnings per share	$3.76	$3.70	1.6%

Weighted average shares used in per share computations:
Basic	23,420	23,560	-0.6%
Diluted	23,678	23,844	-0.7%

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2022	6/30/2022
ASSETS
Current assets:
Cash and cash equivalents	$136,636	$114,804
Accounts receivable, net	794,777	926,144
Prepaid expenses and other current assets	194,579	168,690
Total current assets	1,125,992	1,209,638

Goodwill	4,052,778	4,058,291
Intangible assets, net	561,564	581,385
Property, plant and equipment, net	199,817	205,622
Operating lease right-of-use assets	309,474	317,359
Supplemental retirement savings plan assets	94,156	96,114
Accounts receivable, long-term	10,623	10,199
Other long-term assets	170,478	150,823
Total assets	$6,524,882	$6,629,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$30,625	$30,625
Accounts payable	229,366	303,443
Accrued compensation and benefits	373,860	405,722
Other accrued expenses and current liabilities	331,980	287,571
Total current liabilities	965,831	1,027,361

Long-term debt, net of current portion	1,597,055	1,702,148
Supplemental retirement savings plan obligations, net of current portion	102,580	102,127
Deferred income taxes	311,283	356,841
Operating lease liabilities, noncurrent	307,391	315,315
Other long-term liabilities	92,172	72,096
Total liabilities	3,376,312	3,575,888

Total shareholders' equity	3,148,570	3,053,543
Total liabilities and shareholders' equity	$6,524,882	$6,629,431

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	9/30/2022	9/30/2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,125	$88,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,103	32,592
Amortization of deferred financing costs	564	576
Non-cash lease expense	17,319	16,960
Stock-based compensation expense	8,439	6,669
Deferred income taxes	(31,177)	(4,461)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	126,859	108,236
Prepaid expenses and other assets	(34,438)	(24,085)
Accounts payable and other accrued expenses	(52,598)	(16,235)
Accrued compensation and benefits	(31,048)	(40,521)
Income taxes payable and receivable	35,514	31,444
Operating lease liabilities	(19,903)	(16,076)
Long-term liabilities	1,084	2,745
Net cash provided by operating activities	144,843	185,953

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,771)	(10,203)
Acquisitions of businesses, net of cash acquired	-	(116,273)
Net cash used in investing activities	(12,771)	(126,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under bank credit facilities	378,000	548,000
Principal payments made under bank credit facilities	(483,656)	(589,730)
Proceeds from employee stock purchase plans	2,791	2,911
Repurchases of common stock	(2,647)	(2,472)
Payment of taxes for equity transactions	(584)	(426)
Net cash used in financing activities	(106,096)	(41,717)
Effect of exchange rate changes on cash and cash equivalents	(4,144)	(1,361)
Net change in cash and cash equivalents	21,832	16,399
Cash and cash equivalents, beginning of period	114,804	88,031
Cash and cash equivalents, end of period	$136,636	$104,430

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	9/30/2022		9/30/2021		$ Change	% Change
Department of Defense	$1,095,320	68.2%	$1,000,127	67.1%	$95,193	9.5%
Federal Civilian Agencies	424,087	26.4%	413,664	27.7%	10,423	2.5%
Commercial and other	86,352	5.4%	77,107	5.2%	9,245	12.0%
Total	$1,605,759	100.0%	$1,490,898	100.0%	$114,861	7.7%

Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	9/30/2022		9/30/2021		$ Change	% Change
Cost-plus-fee	$934,746	58.2%	$893,713	60.0%	$41,033	4.6%
Fixed price	481,773	30.0%	407,705	27.3%	74,068	18.2%
Time and materials	189,240	11.8%	189,480	12.7%	(240)	-0.1%
Total	$1,605,759	100.0%	$1,490,898	100.0%	$114,861	7.7%

Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	9/30/2022		9/30/2021		$ Change	% Change
Prime	$1,450,310	90.3%	$1,341,559	90.0%	$108,751	8.1%
Subcontractor	155,449	9.7%	149,339	10.0%	6,110	4.1%
Total	$1,605,759	100.0%	$1,490,898	100.0%	$114,861	7.7%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	9/30/2022		9/30/2021		$ Change	% Change
Expertise	$734,203	45.7%	$703,046	47.2%	$31,157	4.4%
Technology	871,556	54.3%	787,852	52.8%	83,704	10.6%
Total	$1,605,759	100.0%	$1,490,898	100.0%	$114,861	7.7%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	9/30/2022	9/30/2021	$ Change	% Change
Contract Awards	$3,245,622	$2,387,969	$857,653	35.9%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended
	9/30/2022	9/30/2021	% Change
Net income, as reported	$89,125	$88,109	1.2%
Intangible amortization expense	19,114	17,593	8.6%
Tax effect of intangible amortization[1]	(4,950)	(4,626)	7.0%
Adjusted net income	$103,289	$101,076	2.2%

	Three Months Ended
	9/30/2022	9/30/2021	% Change
Diluted EPS, as reported	$3.76	$3.70	1.6%
Intangible amortization expense	0.81	0.74	9.5%
Tax effect of intangible amortization[1]	(0.21)	(0.20)	5.0%
Adjusted diluted EPS	$4.36	$4.24	2.8%

(in millions, except per share data)	FY23 Guidance Range
	Low End		High End
Net income, as reported	$364	---	$384
Intangible amortization expense	75	---	75
Tax effect of intangible amortization[1]	(19)	---	(19)
Adjusted net income	$420	---	$440

	FY23 Guidance Range
	Low End		High End
Diluted EPS, as reported	$15.29	---	$16.13
Intangible amortization expense	3.15	---	3.15
Tax effect of intangible amortization[1]	(0.80)	---	(0.80)
Adjusted diluted EPS	$17.65	---	$18.49

(1) Calculation uses an assumed full year statutory tax rate of 25.9% and 26.3% on non-GAAP tax deductible adjustments for September 30, 2022 and 2021, respectively.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs), and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2022	9/30/2021	% Change
Net income	$89,125	$88,109	1.2%
Plus:
Income taxes	27,485	28,522	-3.6%
Interest income and expense, net	16,193	10,398	55.7%
Depreciation and amortization expense, including amounts within direct costs	37,231	33,911	9.8%
Adjusted EBITDA	$170,034	$160,940	5.7%

	Three Months Ended
(in thousands)	9/30/2022	9/30/2021	% Change
Revenues, as reported	$1,605,759	$1,490,898	7.7%
Adjusted EBITDA	170,034	160,940	5.7%
Adjusted EBITDA margin	10.6%	10.8%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow
(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2022	9/30/2021
Net cash provided by operating activities	$144,843	$185,953
Cash used in (provided by) MARPA	(1,904)	(11,489)
Net cash provided by operating activities excluding MARPA	142,939	174,464
Capital expenditures	(12,771)	(10,203)
Free cash flow	$130,168	$164,261

(in millions)	FY23 Guidance
Net cash provided by operating activities	$495
Cash used in (provided by) MARPA	-
Net cash provided by operating activities excluding MARPA	495
Capital expenditures	(80)
Free cash flow	$415

Contacts

Corporate Communications and Media:
Lorraine Corcoran, Executive Vice President, Corporate Communications
(703) 434-4165, lorraine.corcoran@caci.com

Investor Relations:
Daniel Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com